Variable Immediate Annuity

Equitable Financial Life Insurance Company of America

Issued through: Variable Account AA

Equitable Financial Life Insurance Company

Issued through: Separate Account A

Summary Prospectus for New Investors

May 1, 2026

This summary prospectus (the “Summary Prospectus”) summarizes key features of the contract. Before you invest, you should also review the statutory prospectus (the “Prospectus”) for the contract, which contains more information about the contract’s features, benefits, and risks. You can find this document and other information about the contract online at www.equitable.com/ICSR#EQH142502. You can also obtain this information at no cost by calling 1-877-522-5035, by sending an email request to EquitableFunds@dfinsolutions.com, or by calling your financial intermediary.

The Variable Immediate Annuity is a single premium payout annuity contract. This Summary Prospectus only describes Variable Immediate Annuity. The contract offers a variable income annuity option funded by one or more of the variable investment options. The investment options are listed in Appendix: “Investment options available under the contract”. The contract also offers a fixed income annuity option funded by our general account. This option may only be elected in combination with the variable income annuity option.

We offer the contract for use as an annuity to pay out your benefits.

The Securities and Exchange Commission has not approved or disapproved these securities or passed upon the adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The contract is a complex investment that involves risks, including potential loss of principal. You should speak with a financial professional about the features, benefits, risks, and fees and whether the contract is appropriate for you based on your financial situation and objectives.

The contract is not a short-term investment and is not appropriate for an investor who needs ready access to cash. Withdrawals could result in taxes and tax penalties.

All guarantees are subject to the Company’s financial strength and claims paying ability.

You may cancel your contract within 10 days of receiving it without paying fees or penalties. In some states, this cancellation period may be longer. Upon cancellation, you will receive either a full refund of the amount you paid with your application or your total account value. You should review the Prospectus, or consult with your investment professional, for additional information about the specific cancellation terms that apply.

We reserve the right to stop accepting any application or contribution from you at any time, including after you purchase the contract.

Additional information about certain investment products, including variable annuities, has been prepared by the Securities and Exchange Commission’s staff and is available at Investor.gov.

Overview of the contract

Purpose of the Contract

The contract is an individual single premium immediate variable annuity contract designed to help you take a lump sum premium payment and turn it into an immediate income stream, through an investment in one or more variable investment options and the fixed income annuity option. The contract may be appropriate if you need income for a specific time period or for the life of an annuitant. It is not intended for people who may need to access invested funds within a short-term timeframe or who intend to engage in frequent transfers of the underlying Portfolios.

Phases of the Contract

The contract has only one phase, an income (annuity) phase.

Income (Annuity) Phase

You can choose variable annuity payments or variable and fixed annuity payments by allocating your premium payment to one or more of the available investment options, which include:

•	Variable investment options, which provide variable income payments that vary depending on the market performance of each option and its underlying portfolio; and

•	Fixed income annuity option, which provide fixed income payments at a minimum guaranteed interest rate funded by our general account.

For additional information about each investment option see Appendix: “Investment options available under the contract”.

During the income phase, you will receive a stream of income payments for the annuity payout period of time you elect. You can elect to receive annuity payments (1) for life; (2) for life with a certain minimum number of payments to the beneficiary upon the death of the annuitant; (3) for life for joint and survivor annuitants with a certain minimum number of payments to the beneficiary upon the death of both annuitants; or (4) for life for joint and survivor annuitants. Please note that when you annuitize, your premium payment is converted to income payments and you cannot make any additional premium payments to your contract. Also, once issued, the contract may not be surrendered. The contract does not have a cash surrender value. You cannot withdraw your premium other than through annuity payments.

Transfers among the investment options are only permitted once a year. You cannot allocate 100% of your premium payment to the fixed income annuity option. You cannot transfer funds between the fixed income annuity option and variable income annuity option. If you elect a portion of your premium to go to the fixed income annuity option, you cannot change this election. Payments will begin one month after contract issue or if you have elected to receive income payments, as an income arrangement, under an existing deferred contract you have previously purchased from the Company on the date that we receive your election.

The contract is subject to the risk of possible loss of principal. You could lose some or all of your premium payment and income payments can decrease significantly.

Important information you should consider about the contract

FEES AND EXPENSES
Are there Charges or Adjusments for Early Withdrawals?

No. Once issued, a contract may not be surrendered and the premium payment cannot be withdrawn other than through annuity payments. The contract does not have a cash surrender value.

For additional information about transaction charges see “Charges and expenses” in the Prospectus.

Are There Transaction Charges?

Yes. We will deduct $350 from your premium payment for administrative expenses and you may be charged premium taxes.

For additional information about transaction charges see “Charges and expenses” in the Prospectus.

Are There Ongoing Fees and Expenses?

Yes. The contract provides for different ongoing fees and expenses. The table below describes the fees and expenses that you may pay each year under the contract, depending on the investment options you choose. Please refer to your contract specifications page of your contract for information about the specific fees you will pay each year based on the options you have elected.

	Annual Fee	Minimum	Maximum
	Base Contract(1)	0.50%	1.55%
	Portfolio Company fees and expenses(2)	0.54%	1.08%

(1)  Expressed as a percentage of daily net assets in the variable investment options.

(2)  Expressed as an annual percentage of daily net assets in the Portfolio. This range is for the year ended December 31, 2025 and could change from year to year.

Because your contract is customizable, the choices you make affect how much you will pay. To help you understand the cost of owning your contract, the following table shows the lowest and highest cost you could pay each year, based on current charges.

	Lowest Annual Cost $1,250	Highest Annual Cost $2,577
	Assumes: • Investment of $100,000 • 5% annual appreciation • Least expensive combination of contract and Portfolio fees and expenses	Assumes: • Investment of $100,000 • 5% annual appreciation • Most expensive combination of contract, and Portfolio fees and expenses
	For additional information about ongoing fees and expenses see “Fee table” in the Prospectus.
RISKS
Is There a Risk of Loss From Poor Performance?

Yes. The contract is subject to the risk of loss. You could lose some or all of your premium payment and income payments can decrease significantly depending on the investment options you choose.

For additional information about the risk of loss see “Principal risks of investing in the contract” in the Prospectus.

Is this a Short-Term Investment?

No. The contract may be appropriate if you need income for a specific time period or for the life of an annuitant. The contract is not a short-term investment and is not appropriate for an investor who needs ready access to cash. As such, you should not use the contract as a short-term investment or savings vehicle. Once issued, your contract may not be surrendered and the premium payment cannot be withdrawn other than through annuity payments. For additional information about the investment profile of the contract see “Fee table” in the Prospectus.

RISKS
What are the Risks Associated with the Investment Options?

An investment in the contract is subject to the risk of poor investment performance and can vary depending on the performance of the variable investment options available under the contract, (e.g., the Portfolios). Each investment option, including the fixed-income annuity option, has its own unique risks. You should review the investment options available under the contract before making an investment decision.

For additional information about the risks associated with investment options see “Fixed and Variable investment options” and “Portfolios of the Trust” in “Purchasing the contract” as well as, “Risks associated with the variable investment options” in “Principal Risks of investing in the contract” in the Prospectus. See also Appendix “Investment options available under the contract” in the Prospectus.

What are the Risks Related to the Insurance Company?

An investment in the contract is subject to the risks related to the Company. The Company is solely responsible to the contract owner for the obligations under the contract. The general obligations, or fixed-income annuity option under the contract are supported by our general account and are subject to our claims paying ability. An owner should look solely to our financial strength for our claims-paying ability. More information about the Company, including our financial strength ratings, may be obtained at www.equitable.com/about-us/financial-strength-ratings.

For additional information about insurance company risks see “About the general account” in “More information” in the Prospectus.

RESTRICTIONS
Are There Restrictions on the Investment Options?

Yes. We may, at any time, exercise our rights to limit or terminate your allocations and transfers to any of the variable investment options and to limit the number of variable investment options which you may select. Such rights include, among others, removing or substituting the Portfolios, combining any two or more variable investment options and transferring the annuity units value from any variable investment option to another variable investment option. Transfers between the fixed income annuity option and variable income annuity option are not allowed. You cannot allocate 100% of your premium payment to the fixed income annuity option. Transfers among the investment options are only permitted once a year.

You cannot allocate 100% of your premium payment to the fixed income annuity option.

You cannot transfer funds between the fixed income annuity option and variable income annuity option.

If you elect a portion of your premium to go to the fixed income annuity option, you cannot change this election.

For more information, see “Selecting your annuity option” in the Prospectus.

For more information see “About the Separate Account” in “More information” in the Prospectus.

TAXES
What Are the Contract’s Tax Implications?

You should consult with a tax professional to determine the tax implications of an investment in, and purchase payments received under, the contract. There is no additional tax benefit to you if the contract is purchased through a tax-qualified plan or individual retirement account (IRA). Each payment you receive is ordinary income for tax purposes, except where you have after-tax funds in your contract. If you have after-tax funds, a portion of each annuity payment that is attributed to such after-tax funds will be considered non-taxable.

For more information, see “Tax information” in the Prospectus.

CONFLICTS OF INTEREST
How Are Investment Professionals Compensated?

Some financial professionals may receive compensation for selling the contract to you, both in the form of commissions or in the form of contribution-based compensation. Financial professionals may also receive additional compensation for enhanced marketing opportunities and other services (commonly referred to as “marketing allowances”). This conflict of interest may influence the financial professional to recommend this contract over another investment.

For additional information about compensation to financial professionals see “Distribution of the contracts” in “More information” in the Prospectus.

Should I Exchange My Contract?

Some financial professionals may have a financial incentive to offer a new contract in place of the one you already own. You should only exchange your contract if you determine, after comparing the features, fees, and risks of both contracts, as well as any fees or penalties to terminate your existing contract, that it is preferable to purchase the new contract rather than continue to own your existing contract.

Buying the Contract

You may purchase a contract by making a single premium payment to us.

Minimum initial premium payment amount

A minimum premium payment of $10,000 is required to purchase this contract.

Limitations on the premium payment to the contract

We reserve the right to refuse to accept any premium payment under the contract at any time or change our premium payment limits and requirements.

When the initial premium payment is credited

Initial Contribution

Your premium payment must be accompanied by an application and any other form we need to process the payment. If your application is in good order when we receive it for application processing purposes, your contribution will be applied within two business days. If any information is missing or unclear, we will try to obtain that information. If we are unable to obtain all of the information we require within five business days after we receive an incomplete application or form, we will inform the financial professional submitting the application on your behalf. We will then return the premium payment to you unless you specifically direct us to keep your premium payment until we receive the required information.

Subsequent Contributions

Subsequent contributions are not permitted.

Selecting your annuity option

You may select the variable income annuity option funded through one or more of the variable investment options, alone, or in combination with the fixed income annuity option. Transfers among the investment options are only permitted once a year. You cannot transfer funds between the fixed income annuity option and variable income annuity option. We offer several annuity payout options from which you may choose listed below:

•	Life annuity (single life annuity not available in New York)

•	Guaranteed payments for as long as the annuitant is alive

•	At the death of the annuitant, payments stop, and the contract terminates

•	Life annuity with period certain

•	Guaranteed payments for as long as the annuitant is alive. If the annuitant dies before the end of a selected period of time (Period Certain), payments will continue to the beneficiary for the balance of the Period Certain subject to required minimum distribution rules, if applicable

•	Joint and survivor life annuity

•	Guaranteed payments as long as one of the annuitants is still alive. Upon the death of one of the joint annuitants, payments continue to the survivor annuitant for as long as he/she continues to live. At the death of the surviving annuitant, payments stop, and the contract terminates. Depending on the type of contract you own, you may only select certain eligible individuals as your survivor annuitant

•	Joint and survivor life annuity with period certain

•	Guaranteed payments for the rest of both annuitants’ lives. Depending on the type of contract you own, you may only select certain eligible individuals as your survivor annuitant. Upon the death of one of the joint annuitants, payments continue to the survivor annuitant for as long as he/she continues to live. If both annuitants die during the Period Certain, payments continue to the beneficiary for the balance of the Period Certain subject to required minimum distribution rules, if applicable.

Because each annuity payout option involves a life contingency, the amount of your first monthly payment will depend on the annuitant’s age, the age of any joint annuitant, and the sex of the annuitant and any joint annuitant.

All other factors being equal, the older the annuitant is at the time of purchase, generally the larger the amount of your monthly payments. The annuity payout options that do not involve a period certain or a joint annuitant generally will provide you with a higher monthly payment than options that involve those features. In addition, generally monthly payments for female annuitants are lower than for male annuitants of the same age.

All guarantees are based on the claims-paying ability of the Company.

Fixed income options will earn a fixed guaranteed minimum interest rate. The amount of the payments you receive under the fixed income annuity option will be the same each month and will not fluctuate. You cannot allocate 100% of your premium payment to the fixed income annuity option. If you elect a portion of your premium to go to the fixed income annuity option, you cannot change this election. The fixed-income annuity option is supported by our general account and payments are based on the claims paying ability of the Company.

For variable income options, the subsequent monthly annuity payments you received will increase or decrease each month and may fluctuate depending on the investment performance of the variable investments you select. If you choose a combination of the variable income annuity option and the fixed income annuity option, you will receive a single monthly payment representing the sum of the variable annuity and the fixed annuity payments due. Payments are made on a monthly basis only.

No surrender amount

Once issued, a contract may not be surrendered and the premium cannot be withdrawn other than through annuity payments. The contract does not have a cash surrender value.

When to expect payments

When you purchase a Variable Immediate Annuity, the first two monthly payments are always fixed, and begin one month following the date we receive your premium payment. If you elect to receive the variable income annuity option as an income arrangement from your existing Company deferred contract, the first three monthly payments will be fixed, and the payments will begin effective with the date that we receive your election.

Additional Information About Fees

The following tables describe the fees and expenses that you will pay when buying and owning the contract. Please refer to your contract specifications page for information about the specific fees you will pay each year based on the options you have selected.

The first table describes fees and expenses that you will pay at the time that you buy the contract or if you make certain transfers. Charges designed to approximate certain taxes that may be imposed on us, such as premium taxes in your state, may also apply.

Transaction Expenses
Sales Load Imposed on Purchases	None
Withdrawal Charge (as a percentage of contributions withdrawn)	None
Transfer Fee(1)	None
Administrative Expense Charge(2)	$350

(1)

You may transfer annuity units among the variable investment options once a year on the contract date anniversary. There is no charge for such transfers. Transfers are permitted monthly for contracts issued in New York.

(2)	We deduct this one-time charge for administrative expenses of the contract.

The next table describes the fees and expenses that you will pay each year during the time that you own the contract (not including Portfolio fees and expenses).

Annual Contract Expenses
Base Contract Expenses (as a percentage of daily net assets in the variable investment options)	1.55%

The next item shows the minimum and maximum total operating expenses charged by the underlying Portfolios that you may pay periodically during the time that you own the contract. Expenses shown may change over time and may be higher or lower in the future. A complete list of Portfolios available under the contact, including their annual expenses, may be found at the back of this document. See Appendix “Investment Options available under the contract.”

Annual Portfolio Expenses	Minimum	Maximum
Annual Portfolio Expenses prior to Expense Limitation Arrangement (expenses that are deducted from Portfolio assets including management fees, 12b-1 fees, service fees, and other expenses)*	0.54%	1.08%
Annual Portfolio Expenses after Expense Limitation Arrangement (expenses that are deducted from Portfolio asset including management fees, 12b-1 fees, service fees, and other expenses)**	0.53%	1.08%

*	“Total Annual Portfolio Operating Expenses” may be based, in part, on estimated amounts of such expenses. The expenses listed are for the year ended December 31, 2025.
**

Pursuant to a contract, Equitable Investment Management Group, LLC has agreed to make payments or waive its management, administrative and other fees to limit the expenses of certain affiliated Portfolios through April 30, 2027 (“Expense Limitation Arrangement”) (unless the Trust’s Board of Trustees consents to an earlier revision or termination of this agreement). The Expense Limitation Arrangement may be terminated by Equitable Investment Management Group, LLC at any time after April 30, 2027. The Expense Limitation Arrangement does not apply to unaffiliated Portfolios.

Appendix: Investment options available under the contract

(a) Variable investment options

The following is a list of Portfolio Companies available under the contract. More information about the Portfolio Companies is available in the prospectuses for the Portfolio Companies, which may be amended from time to time and can be found online at www.equitable.com/ICSR#EQH142502. You can request this information at no cost by calling 1-877-522-5035 or by sending an email request to EquitableFunds@dfinsolutions.com.

The current expenses and performance information below reflects fee and expenses of the Portfolios, but do not reflect the other fees and expenses that your contract may charge. Expenses would be higher and performance would be lower if these other charges were included. Each Portfolio’s past performance is not necessarily an indication of future performance.

Affiliated Portfolio Companies:

		Current Expenses		Average Annual Total Returns (as of 12/31/2025)
TYPE	Portfolio Company — Investment Adviser; Sub-Adviser(s), as applicable			1 year	5 year	10 year
Equity	EQ/AB Small Cap Growth — Equitable Investment Management Group, LLC (“EIMG”); AllianceBernstein L.P.	0.92%		9.21%	3.43%	10.10%
Equity	EQ/Common Stock Index — EIMG; AllianceBernstein L.P.	0.67%	^	16.30%	12.50%	13.54%
Fixed Income	EQ/Core Plus Bond — EIMG; Brandywine Global Investment Management, LLC, Loomis, Sayles & Company, L.P.	0.93%	^	8.53%	-0.74%	2.16%
Equity	EQ/Equity 500 Index — EIMG; AllianceBernstein L.P.	0.53%	^	17.24%	13.79%	14.16%
Fixed Income	EQ/Intermediate Government Bond(1) — EIMG; SSGA Funds Management, Inc.	0.62%	^	5.51%	0.30%	1.14%
Equity	EQ/International Equity Index — EIMG; AllianceBernstein L.P.	0.72%	^	31.53%	9.91%	8.07%
Equity	EQ/Large Cap Value Managed Volatility† — EIMG; AllianceBernstein L.P.	0.86%		10.62%	9.69%	9.56%
Asset Allocation	EQ/Moderate Allocation† — EIMG	1.08%		10.20%	4.12%	5.77%
Cash/Cash Equivalent	EQ/Money Market* — EIMG; Dreyfus, a division of Mellon Investments Corporation	0.67%		3.66%	2.79%	1.73%
Fixed Income	EQ/Quality Bond PLUS — EIMG; AllianceBernstein L.P., Pacific Investment Management Company LLC	0.83%		6.29%	-0.17%	1.31%
Equity	Multimanager Aggressive Equity — EIMG; AllianceBernstein L.P.	0.99%		16.32%	11.47%	15.67%
^	This Portfolio’s annual expenses reflect temporary fee reductions.
†

EQ Managed Volatility Portfolios that include the EQ volatility management strategy as part of their investment objective and/or principal investment strategy, and the EQ/affiliated Fund of Fund Portfolios that invest in Portfolios that use the EQ volatility management strategy, are identified in the chart by a “†“. See “Portfolios of the Trusts” for more information regarding volatility management.

*

The Portfolio operates as a “government money market fund.” The Portfolio will invest at least 99.5% of its total assets in U.S. government securities, cash, and/or repurchase agreements that are fully collateralized by U.S. government securities or cash.

(1)

Effective on or about June 29, 2026, and subject to shareholder approval, SSGA Funds Management, Inc. will be replaced as a sub-adviser to the Portfolio (or an allocated portion thereof) with AllianceBernstein L.P.

(b) Fixed investment options

The following is a list of Fixed investment options currently available under the contract. We may change the features of the Fixed investment options listed below, offer new Fixed investment options, and terminate existing Fixed investment options. We will provide you with written notice before doing so.

Name	Term	Minimum Guaranteed Rate of Interest
Fixed income annuity option funded by our general account	N/A	1.00%

For more information, please see “Fixed income annuity option” under “Purchasing the Contract” in the prospectus.

Variable Immediate Annuity

Issued by

Equitable Financial Life Insurance Company of America

Equitable Financial Life Insurance Company

This summary prospectus describes the important features of the contract and provides information about Equitable Financial Life Insurance Company (the “Company”, “we”, “our” and “us”).

We have filed with the Securities and Exchange Commission a Prospectus and Statements of Additional Information (“SAI”) that includes additional information about Variable Immediate Annuity, Equitable Financial Life Insurance Company of America, Variable Account AA, Equitable Financial Life Insurance Company and Separate Account A, respectively. The Prospectus and SAI each dated May 1, 2026 is incorporated by reference into this Summary Prospectus. The Prospectus and SAI are available free of charge. To request a copy of either document, to ask about your contract, or to make other investor inquiries, please call (800) 628-6673. The Prospectus and SAI are also available at our website, www.equitable.com/ICSR#EQH142502.

Class/Contract Identifier: C000024804 (EFLIC); C000247538 (EFLOA)

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